Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces the Appointment of Its CEO to ICBA Board of Directors and Re-election as President of CIB for 2007

COSTA MESA, Calif., April 9, 2007 -- Pacific Premier Bancorp, Inc. (Nasdaq: PPBI - News; the "Company") announced today that its President and Chief Executive Officer, Steven R. Gardner, has been appointed to the board of directors of the Independent Community Bankers of America (“ICBA”) and has been re-elected to the position of President of the California Independent Bankers Association ("CIB") for 2007. Mr. Gardner has been an active member of both the ICBA and the CIB since 2002.

The ICBA, a national banking trade organization, represents the largest constituency of community banks of all sizes in the nation, and is dedicated to representing the interests of community banks through advocacy, education and services. With nearly 5,000 members, representing more than 18,000 locations nationwide and employing over 268,000 Americans, ICBA members hold more than $908 billion in assets, $726 billion in deposits, and more than $619 billion in loans to small businesses and consumers.

The CIB was founded in California in 1983 as the Western Regional affiliate of ICBA. The CIB is the only California bank trade association which is active in Sacramento, representing exclusively the interests of community banks.

The Company owns all of the capital stock of Pacific Premier Bank, a California-chartered commercial bank, and provides businesses and consumer banking products to its customers through six full-service depository branches and an SBA loan production office in Southern California located in the cities of Costa Mesa, Huntington Beach, Los Alamitos, Newport Beach, San Bernardino, Seal Beach and Pasadena. At December 31, 2006, the Company had total consolidated assets of $730.9 million, net loans of $605.1 million, total deposits of $339.5 million, and total consolidated stockholders' equity of $58.0 million. For more information see www.ppbi.net.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
President/CEO
714.431.4000

John Shindler
Executive Vice President/CFO
714.431.4000